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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*



                              BUSH BOAKE ALLEN INC.
     ---------------------------------------------------------------------
                                (Name of Issuer)


                           COMMON STOCK, $1 PAR VALUE
     ---------------------------------------------------------------------
                         (Title of Class of Securities)


                                    123162109
     ---------------------------------------------------------------------
                                 (CUSIP Number)


                                November 3, 2000
       ------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)

         [ ]   Rule 13d-1(c)

         [x]   Rule 13d-1(d)


----------------
        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange
Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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            CUSIP NO. 123162109                                       PAGE 2 OF 7 PAGES
--------------------------------------------              -------------------------------------------


-----------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         INTERNATIONAL PAPER COMPANY
         13-0872805
-----------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                              (a) [  ]
                                                                                       (b) [  ]

-----------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         NEW YORK

-----------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY          -------------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    -0-
        REPORTING           -------------------------------------------------------------------------
         PERSON             7.    SOLE DISPOSITIVE POWER
          WITH                    -0-
                            -------------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  -0-
-----------------------------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-----------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES              [  ]
-----------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         -0-
-----------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         HC
-----------------------------------------------------------------------------------------------------






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            CUSIP NO. 123162109                                       PAGE 3 OF 7 PAGES
--------------------------------------------              -------------------------------------------


-----------------------------------------------------------------------------------------------------
  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         UNION CAMP PATENT HOLDING, INC., A WHOLLY OWNED SUBSIDIARY OF INTERNATIONAL PAPER COMPANY
         22-2423028
-----------------------------------------------------------------------------------------------------
  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                              (a) [  ]
                                                                                       (b) [  ]

-----------------------------------------------------------------------------------------------------
  3.     SEC USE ONLY

-----------------------------------------------------------------------------------------------------
  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

-----------------------------------------------------------------------------------------------------
        NUMBER OF           5.    SOLE VOTING POWER
         SHARES                   -0-
      BENEFICIALLY          -------------------------------------------------------------------------
        OWNED BY            6.    SHARED VOTING POWER
          EACH                    -0-
        REPORTING           -------------------------------------------------------------------------
         PERSON             7.    SOLE DISPOSITIVE POWER
          WITH                    -0-
                            -------------------------------------------------------------------------
                            8.    SHARED DISPOSITIVE POWER
                                  -0-
-----------------------------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         -0-
-----------------------------------------------------------------------------------------------------
  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES                    [  ]
-----------------------------------------------------------------------------------------------------
  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
-----------------------------------------------------------------------------------------------------
         -0-
-----------------------------------------------------------------------------------------------------
  12.    TYPE OF REPORTING PERSON
         CO
-----------------------------------------------------------------------------------------------------
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            CUSIP NO. 123162109                                       PAGE 4 OF 7 PAGES
--------------------------------------------              -------------------------------------


-----------------------------------------------------------------------------------------------
ITEM 1(a).        NAME OF ISSUER:

                  BUSH BOAKE ALLEN INC
                  -----------------------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  7 MERCEDES DRIVE, MONTVALE, NJ 07645
                  -----------------------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:

                  INTERNATIONAL PAPER COMPANY
                  UNION CAMP PATENT HOLDING, INC.
                  -----------------------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2 MANHATTANVILLE ROAD, PURCHASE, NY 10577
                  -----------------------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  INTERNATIONAL PAPER COMPANY IS A NEW YORK CORPORATION
                  UNION CAMP PATENT HOLDING, INC. IS A DELAWARE CORPORATION
                  -----------------------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK
                  -----------------------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  123162109
                  -----------------------------------------------------------------------------


ITEM 3.           IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  OR 13d-2(b) OR (c),
                  CHECK  WHETHER THE PERSON FILING IS A:

         (a)      [  ]  Broker or dealer registered under Section 15 of the Act;

         (b)      [  ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)      [  ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d)      [  ]  Investment company registered under Section 8 of the Investment Company Act;

         (e)      [  ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
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            CUSIP NO. 123162109                                       PAGE 5 OF 7 PAGES
--------------------------------------------              -------------------------------------------


         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                  Company Act;

         (j)      [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


         (a)   Amount beneficially owned:

               -0-
               -----------------------------------------------------------------

         (b)   Percent of class:

               -0-
               -----------------------------------------------------------------

         (c)   Number of shares as to which such person has:

               (i) Sole power to vote or to direct the vote  -0-
                                                             -------------------

               (ii) Shared power to vote or to direct the vote  -0-
                                                                ----------------

               (iii) Sole power to dispose or direct the disposition of  -0-
                                                                         -------

               (iv)  Shared power to dispose or to direct the disposition of -0-
                                                                             ---

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].






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            CUSIP NO. 123162109                                        PAGE 6 OF 7 PAGES
--------------------------------------------               -------------------------------------------



ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

             Not Applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             Not Applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             Not Applicable.

ITEM 10.     CERTIFICATIONS.

             Not Applicable.
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            CUSIP NO. 123162109                                       PAGE 7 OF 7 PAGES
--------------------------------------------              -------------------------------------------


                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               January 12, 2001

                                               International Paper


                                               /s/ Barbara Smithers
                                               ---------------------------------
                                               Barbara Smithers
                                               Secretary


                                               Union Camp Patent Holding Inc.


                                               /s/ Barbara Smithers
                                               ---------------------------------
                                               Barbara Smithers
                                               President
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